Exhibit 5.1

May 21, 2008

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California  94043

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Synopsys, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about May 21, 2008 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,596,326 shares of the Company’s Common Stock (the “Stock”) subject to issuance by the Company upon the exercise of stock options and in connection with restricted stock units granted under the Synplicity, Inc. 2000 Stock Plan (formerly known as the 2000 Stock Option Plan), as amended, and the Synplicity, Inc. 1995 Stock Option Plan, as amended, each of which has been assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated March 20, 2008 (the “Merger Agreement”), by and among the Company, a wholly owned subsidiary of the Company, and Synplicity, Inc. (collectively, the “Assumed Options and RSUs”).  In rendering this opinion, we have examined the following:

(1)           the Company’s Restated Certificate of Incorporation, as filed with the Commission as an exhibit to the Form 10-Q (Commission File No. 000-19807) on September 15, 2003 and certified by an officer of the Company on May 21, 2008;

(2)           the Company’s Bylaws, as filed with the Commission as an exhibit to the Form 8-K (Commission File No. 000-19807) on December 10, 2007 and certified by an officer of the Company on May 21, 2008;

(3)           the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)           the Prospectus prepared in connection with the Registration Statement;

(5)           the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession;

(6)           the stock records that the Company has provided to us (consisting of a list of stockholders that was issued by the Company’s transfer agent and dated of even date herewith, including a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated May 19, 2008 verifying the number of such issued and outstanding securities);

(7)           a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”);

(8)           the Merger Agreement and all exhibits thereto, as well as the Agreement of Merger filed with the California Secretary of State on May 15, 2008; and

(9)           the Synplicity, Inc. 2000 Stock Plan, as amended, the Synplicity, Inc. 1995 Stock Option Plan, as amended and certain available forms of agreements under the foregoing plans.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the shares of Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution regarding the powers of corporations and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 1,596,326 shares of Stock that may be issued and sold by the Company upon the exercise of the Assumed Options and RSUs, when issued, sold and delivered in accordance with the applicable notices of stock option grant, stock option agreements and restricted stock unit agreements entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of the shares of  Stock subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Mark A. Leahy
Mark A. Leahy, a Partner